PROMISSORY NOTE

Dated: May 20, 2009

$150,000.00
Principal Amount	State of Missouri

          For value received, the undersigned, AXIS Technologies, Inc hereby jointly and severally promise to pay to the order of MidAmerica Funding Co., Inc: or assigns, Route 2 Box 97, Adrian, Missouri 64720, the sum of One hundred fifty thousand Dollars and no cents ($150,000.00), together with interest at the rate of two percent (2%) per month on the unpaid balance. Said sum shall be paid in the manner following: Demand. If no demand, then paid in full on or before August 20, 2009 to MidAmerica Funding Company, Route 2 Box 97, Adrian, Missouri 64720.

          Security for this note is assignment of AXIS Technologies Invoice # 1495 dated 5/14/2009 to NEW CO, 11965 Venice Blvd. Ste 408 Los Angeles, CA 90066 in the amount of Two Hundred forty-seven Thousand five hundred Dollars($247,500.00). Additional security is AXIS Technologies, Inc stock certificate #3165 for One million shares of common stock (1,000,000) in the name of MidAmerica Funding Company, Inc.

          All payments shall be first applied to interest and the balance to principal. This note may be prepaid, at any time, in whole or in part, without penalty. All prepayments shall be applied in reverse order of maturity.

          This note shall at the option of any holder hereof be immediately due and payable upon the failure to make any payment due hereunder within ten (10) days of its due date.

          In the event this note shall be in default, and placed with an attorney for collection, then the undersigned agree to pay all reasonable attorney fees and costs of collection. Payments not made within Five (5) days of due date shall be subject to a late charge of Five percent (5%) of said payment All payments hereunder shall be made to such address as may from time to time de designated by any holder hereof.

          The undersigned and all other parties to this note, whether as endorsers, guarantors or sureties, agree to remain fully bound hereunder until this note shall be fully paid and waive demand, presentment and protest and all notices thereto and further agree to remain bound, notwithstanding any extension, renewal, modification, waiver, or other indulgence by any holder or upon discharge or release of any obligor hereunder or to this note, or upon the exchange, substitution, or release of any collateral granted as security for this note. No modification or indulgence by any holder hereof shall be binding unless in writing; and any indulgence on any one occasion shall not be an indulgence for any other or further occasion. Any modification or change of terms, hereunder granted by any holder hereof, shall be valid and binding upon each of the undersigned, not, withstanding the acknowledgement of any of the undersigned, and each of the undersigned does hereby irrevocably grant to each of the other a power of attorney to enter into such modification on (their behalf. The rights of any holder hereof shall be cumulative and not necessarily successive. This note shall take effect as a sealed instrument and shall be construed, governed and enforced in accordance with the laws of the State of Missouri. The undersigned hereby executes this note as principals and not as sureties.

Signed in the presence of:

Witness (print name/signature)	Borrower: Jim Erickson/SSN ###-##-#### AXIS TECHNOLOGIES, INC/President TIN# 810603460

Guaranty

          We the undersigned jointly and severally guaranty the prompt and punctual payment of all moneys due under the aforesaid note and agree to remain bound until fully paid. Borrowers warrant and agree if borrowers are involved in bankruptcy they will prefer and pay this note.

Witness (print name/signature)	Borrower: Jim Erickson/SSN###-##-#### AXIS TECHNOLOGIES, INC/President TIN# 810603460